SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported) June 29, 2005


                                THE BEARD COMPANY
             (Exact name of registrant as specified in its charter)


               Oklahoma              1-12396                   73-0970298
(State or other jurisdiction       (Commission                (IRS Employer
          of incorporation)        File Number)             Identification No.)


                                Enterprise Plaza
                               5600 N. May Avenue
                                    Suite 320
                          Oklahoma City, Oklahoma     73112
          (Address of principal executive offices)  (Zip Code)

                                 (405) 842-2333
              (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17
     CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17
     CFR 240.14a-12(b))

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be Included in the Report:

Item 7.01  Regulation FD Disclosure


     We have arranged for an investment banking firm to sell $1,200,000 of 12% convertible subordinated notes (the "Notes") to accredited investors in a private placement on a best efforts basis; some of the Notes will also be sold by us. We are also allowing holders of our outstanding 10% participating notes (the "10% Notes") due 2006 to tender their 10% Notes in exchange for the Notes. As of the date of the offering there was an aggregate principal amount of $804,102 of the 10% Notes outstanding. The investment banking firm will receive a commission of 6% of the principal amount of Notes sold by it, 2% of the principal amount of 10% Notes exchanged by it, and 1% of the principal amount of Notes sold by us.

     The securities offered have not been and will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold absent registration or an applicable exemption from the registration requirements.

     The purpose of the offering is to provide working capital to fund our operations until (i) the coal projects described below have been commenced, (ii) the plant in China has reached full production, and (iii) such projects are producing positive cash flow.

     In connection with the private placement, the Company has disclosed material non-public information to the Private Placement Agent and will be disclosing such information to other parties who receive the Confidential Private Placement Memorandum (the "PPM"). On September 7, 2004 we announced the execution of an agreement with Pinnacle Mining, LLC for a coal slurry reclamation project (the "Pinnacle Project"), which we expect to commence during the third quarter of 2005. Approximately eight months has been spent in securing the necessary permits for the Pinnacle Project. In the interim (i) significant cost increases have occurred since the contract was first negotiated, (ii) we have re-negotiated the price we will receive for the coal recovered from the pond in the Pinnacle Project, and (iii) the pond owner and affiliated investors have agreed to provide us with $2,800,000 of equity in exchange for a 57% interest in the Pinnacle Project. Additionally, we have received a term sheet for $5,000,000 of the debt required for the Pinnacle Project, and the lender has indicated a willingness to increase its commitment to $9,000,000 subject to obtaining a USDA guaranty for 70% of such amount. Subject to successfully entering into a definitive agreement with the pond owner and affiliated investors to provide the required equity needed, we expect that our efforts to obtain the $9,000,000 loan will quickly be brought to a successful conclusion. However, we can not assure you that we will be able to finalize a definitive agreement with the pond owners and affiliated investors to provide us with the equity required to obtain the USDA guaranteed loan, that we will obtain the USDA-guaranteed loan, or that any of the pond recovery projects will proceed.

     Included in the PPM were the Statements of Projected Operations and the accompanying Notes to the Statements of Projected Operations attached as Exhibit
99.1 under Item 9.01 hereof. The Statements of Projected Operations, which are set forth in Exhibit 99.1, were made based upon the assumptions set forth in the Notes to the Statements of Projected Operations, which assume that the coal projects described therein actually materialize and that the required financing therefor is obtained. However, as pointed out in the Notes to the Statements of Projected Operations, there is no assurance that the required financing will be obtained or that any of the coal projects will materialize.

     As set forth in the Notes to the Statements of Projected Operations, the financing for our initial plant in China has already been arranged, and such plant is expected to be in full production in October of 2005. The projections assume that Phase 1 of Plant #1 will generate sufficient cash flow to finance the doubling of capacity of Plant #1, that the increased cash flow from Plant #1 will generate sufficient cash flow to finance Plant #2, that the increased cash flow from Plants #1 and #2 will generate sufficient cash flow to finance Plant #3, and that the increased cash flow from Plants #1, #2 and #3 will generate sufficient cash flow to finance Plant #4. However, there is no assurance that the projected cash flow will materialize or that, to the extent it does materialize, it will be sufficient to generate the cash required to build the three additional plants.

             PRESS RELEASE ANNOUNCING COMMENCEMENT OF NOTE OFFERING

     On June 29, 2005 we issued a press release announcing the commencement of the note offering. A copy of the press release is attached hereto as Exhibit 99.2.


Item 9.01  Financial Statements and Exhibits.

(c)  Exhibits.

The following exhibit is filed with this Form 8-K and are identified by the numbers indicated:

Exhibit No.        Description
-----------        -----------
99.1               Statements of Projected Operations for 2005 through 2008 and accompanying Notes to Statements of Projected Operations

99.2               Press Release dated June 29, 2005


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         THE BEARD COMPANY

                                         /s/ Herb Mee, Jr.
                                         ----------------------------
                                         Herb Mee, Jr., President

June 29, 2005